Exhibit 99.1
Fortrea Announces CEO Stepping Down

  Peter M. Neupert, Fortrea’s Lead Independent Director, will serve as Interim CEO as Thomas Pike steps down

DURHAM, N.C., May 12, 2025 — Fortrea (Nasdaq: FTRE) (the “Company"), a leading global contract research organization (CRO), today announced that Thomas Pike is stepping down from his role as Fortrea’s Chief Executive Officer and as Chairman of its Board. Fortrea’s Lead Independent Director, Peter M. Neupert, will serve as Interim Chief Executive Officer and Board Chair, beginning May 13, 2025. As part of a succession planning process, an executive search is already at an advanced stage. Mr. Pike has entered into a consulting agreement with the Company to serve as a resource to its leadership team through the transition.

“On behalf of Fortrea’s Board, I would like to thank Tom for his invaluable contributions and leadership to Fortrea during a pivotal time,” said Neupert. “Tom has led the company through a challenging period, navigating a complex operating environment while laying critical groundwork for long-term improvement. With Fortrea now operating as a fully independent company as it approaches two years since its spin, Tom and the Board agreed that this is the right time to move ahead with this planned transition.”

“The Fortrea story is more than 30 years in the making, and it’s time for the next chapter,” said Pike. “Since joining almost two and a half years ago when Fortrea was still notional, I have been honored to work with the leadership team as we led the Company’s formation and transition, delivered for our customers, and developed an extraordinary team of talented people around the world. Over time, we have created a leading, agile CRO, bringing unique focus and capabilities to address the needs of customers and achieve our patient-inspired purpose. I am proud of our shared achievements and believe the best is yet to come.”
Peter M. Neupert is a seasoned leader and board member with a track record of success in the healthcare and technology industries. He served as an Operating Partner at Health Evolution Partners, a private equity fund, from February 2012 to July 2014. Prior to joining Health Evolution Partners, Neupert served as Corporate Vice President, Health Solutions Group at Microsoft from August 2005 to January 2012, and as the founding Chief Executive Officer and Chairman of the board of directors of drugstore.com, which he joined in July 1998.
Earnings Call and Replay
Fortrea will hold its earnings conference call at 9 a.m. ET on May 12, 2025, which will include a question and answer session. To participate in the earnings call, participants should register online at the Fortrea Investor Relations website. To avoid potential delays, please join at least 10 minutes prior to the start of the call. The conference call can also be accessed through the following earnings webcast link. A replay of the live conference call will be available shortly after the conclusion of the event and accessible on the events and presentations section of the Fortrea website. A supplemental slide presentation will also be available on the Investor Relations website prior to the start of the call.

About Fortrea

Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, biotechnology, medical device and diagnostic companies to drive healthcare innovation that accelerates life changing therapies to patients. Fortrea provides phase I-IV clinical trial management, clinical pharmacology and consulting services. Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team working in about 100 countries is scaled to deliver focused and agile solutions to customers globally. Learn more about how Fortrea is becoming a transformative force from pipeline to patient at Fortrea.com and follow us on LinkedIn and X (formerly Twitter).

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “guidance,” “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, the following: the duration and results of the search for a new chief executive officer; the Company’s ability to successfully implement the Company’s business strategies and execute the Company’s long-term value creation strategy; risks and expenses associated with the Company’s international operations, tariff policies, trade sanctions and other trade restrictions, and currency fluctuations; the Company’s customer or therapeutic area concentrations; any further deterioration in the macroeconomic environment or further changes in government regulations and funding, which could lead to defaults or cancellations by the Company’s customers; the risk that the Company’s backlog and net new business may not be indicative of the Company’s future revenues and that the Company might not realize all of the anticipated future revenue reflected in the Company’s backlog; the Company’s ability to generate sufficient net new business awards, or if net new business awards are delayed, terminated, reduced in scope, or fail to go to contract; if the Company underprices its contracts, overruns its cost estimates, or fails to receive approval for, or experiences delays in documentation of change orders; and other factors described from time to time in documents that the Company files with the SEC. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” Section of the Company’s Annual Report on Form 10-K for the year ended December 31. 2024, as filed with the Securities and Exchange Commission (the “SEC”), as such factors may be amended or updated from time to time in the Company’s subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. All forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments.
Fortrea Contacts:
Hima Inguva (Investors) – 877-495-0816, hima.inguva@fortrea.com
Sue Zaranek (Media) – 919-943-5422, media@fortrea.com
Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com